Exibit 99.1

PBF Energy Announces Intention to Offer $500 Million of Senior Notes due 2030

PARSIPPANY, NJ – August 14, 2023 – PBF Energy Inc. (NYSE:PBF) (“PBF Energy”) today announced that its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), intends to offer, subject to market and other conditions, $500 million in aggregate principal amount of senior notes due 2030 (the “Notes”) in a private offering. The Notes will be co-issued by PBF Finance Corporation, a wholly owned subsidiary of PBF Holding.  Completion of the offering is subject to, among other things, pricing and market conditions.  PBF Holding intends to use the net proceeds from the proposed offering, together with cash on hand, to fund the redemption of its 7.25% Senior Notes due 2025 (the “2025 Notes”).

The Notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The offer of the Notes will be made only by means of a private offering memorandum to qualified investors and has not been and will not be registered under the Securities Act or any applicable state securities laws, and the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the risks relating to the proposed offering, the proposed redemption, the securities markets generally and the company’s expectations with respect to the timing and size of the proposed offering and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable securities laws.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973-455-7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973-455-8994